Exhibit 99.1

Advent Completes Acquisition of Tamale Software

Acquisition Enables Company to Extend its Presence into the Front Office and Establish a Leadership Position in Research Management

SAN FRANCISCO – October 1, 2008 – Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services for the investment management industry, today announced that it has completed its acquisition of Tamale Software, a leading research management solution (RMS) provider.  Under the terms of the agreement, which were previously announced on September 4, 2008, Advent has acquired all of the outstanding capital stock of Tamale Software for approximately $28 million and 906,000 shares of Advent’s common stock.

“The completion of this acquisition represents a significant step for Advent in our strategy to expand our footprint in the front office and establish ourselves as a leader in the rapidly growing RMS field,” said Advent’s Founder and Chief Executive Officer Stephanie DiMarco.  “Tamale Software has set the standard in the research management industry; we welcome their team and proven RMS expertise, and look forward to collectively taking our business to the next level.”

Since pioneering the RMS space in 2004, Tamale Software has become a clear leader, with more than 1,700 investment professionals at hedge funds, endowments, funds of funds, private equity firms and traditional asset management firms using Tamale RMS®, the firm’s innovative workflow software solution, to manage their workflow and research process.

Tamale RMS®, which going forward will be marketed under the name Advent Tamale RMSTM, creates a centralized information hub to easily manage and access research information, enhancing collaboration across the investment team and optimizing the investment decision-making process.  Advent Tamale RMSTM complements Advent’s other product offerings, and the integrated solution will bridge research management and portfolio management to increase efficiency and link analysts’ recommendations to investment performance.

“Managing a pipeline of new ideas through the research and decision making process is one of the most difficult tasks for an investment team,” said Joe Saluti, Director of Research for Highline Capital, a hedge fund manager with approximately $2 billion in assets under management, and both a Tamale and Advent client.  “Tamale enables the work sharing, process discipline and accountability that are so crucial to this effort; it is so embedded in our work process that our team is trained to understand that if their work is not in Tamale, then it doesn’t exist.”

Added Michael Klarman, Highline’s Chief Financial Officer, “We’ve also been an Advent client for more than five years, trusting Advent’s industry-leading accounting platforms to deliver the reliability and the insight we need to manage our growth successfully.  I’m really looking forward to seeing these two industry innovators help us bridge our front- and back-office workflow even more powerfully.”

“We are very excited about the opportunity to join forces with Advent and leverage the systems, processes, and teams we’ve developed to serve our customers and contribute towards a unique and powerful front-office/back-office integrated solution,” said Tamale’s President and CEO, Mark Rice. “The combination of our products positions us very well to accelerate our strategy of delivering innovative solutions to help investment professionals enhance and more effectively manage their investment research process.  We look forward to being a part of Advent and developing these opportunities.”

Concluded DiMarco, “With the Tamale Software acquisition now complete, Advent is in a stronger position than ever before in our 25-year history, with increased capacity to reach new customers and the ability to provide our client base with an enhanced product offering.  We look forward to delivering on the promise of this acquisition and continuing to build value for our clients and shareholders.”

The Tamale management team and its employees, based primarily in New York, Boston and the UK, will join Advent, and will continue to develop, service and sell the Tamale solution.

About Tamale

Tamale Software, Inc. created the first software solution designed specifically to help investment professionals manage their investment ideas more effectively and access all of the firm’s research easily.  Tamale is a pioneer in Research Management Solutions (RMS).  Tamale RMS® is Tamale’s easily configurable and customizable solution that supports the research and investment decision-making workflow.  More than 1,700 investment professionals at hedge funds, traditional asset management firms, pension funds, endowments, fund of funds and private equity firms rely on Tamale RMS® to support their research process.  Tamale has offices in New York, Boston, San Francisco, Los Angeles and London.  For more information on Tamale products visit www.advent.com/tamale.

About Advent

Advent Software, Inc. (www.advent.com), a global company, has provided trusted solutions to the world’s leading financial professionals since 1983.  Firms in 60 countries use Advent technology and manage investments totaling nearly US $18 trillion.  Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.  Advent is the only financial services software company to be awarded the Service Capability and Performance certification for being a world-class support organization.  For more information on Advent products visit http://www.advent.com/about/resources/demos/pr.

Forward-looking Statements

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements regarding: the expected benefits of the acquisition to Advent’s leadership and market position; Advent’s scale, resources, expertise and presence; Advent’s products and services; and Advent’s customers; and other matters that involve known and unknown risks, uncertainties and other factors that may cause Advent’s actual results, levels of activity or performance to differ materially from that expressed or implied by this press release.  Such risk factors include, among others: difficulties encountered in integrating merged businesses and achieving expected synergies; whether certain market segments grow as anticipated; Advent’s ability to retain key employees; the competitive environment of the software industry and competitive responses to the merger; and whether the companies can successfully develop new products and the degree to which these gain market acceptance.  Actual results may differ materially from those contemplated in the forward-looking statements in this press release.  Additional information concerning these and other risk factors is contained in Advent’s most recently filed quarterly report on Form 10-Q and 2007 annual report on Form 10-K.  The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Advent logo and Advent Software are registered trademarks, and Advent Tamale RMS is a mark of Advent Software, Inc.  All other company names or marks mentioned herein are those of their respective owners.

Media Contact:

Jessica Miller

Advent Software, Inc.

(415) 645-1668

jmiller@advent.com

Investor Relations Contact:

Heidi Flaherty

Advent Software, Inc.

(415) 645-1145

flaherty@advent.com